NEWS ANNOUNCEMENT

SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: elake@systechnologies.com	Investor Contact: Moriah Shilton Lippert/Heilshorn & Associates 415-433-3777 Email: moriah@lhai-sf.com

SYS TECHNOLOGIES REPORTS 2006 FISCAL FOURTH QUARTER AND FULL YEAR RESULTS

--Quarterly Revenues Increase 28% to $16.9 Million and Annual Revenues Increase 22% to $55.9 Million Compared to 2005--

SAN DIEGO, CA - September 28, 2006 - SYS Technologies (SYS), (AMEX: SYS), a leading provider of information connectivity solutions that enable real-time, complex decision-making, today reported results for the fourth quarter and fiscal year ended June 30, 2006.

Cliff Cooke, chief executive officer of SYS Technologies, said, “During fiscal 2006, we successfully executed key elements of our growth strategy by delivering information connectivity solutions and services to government agencies and large corporations. We acquired four complementary businesses, which supplemented our Defense Solutions Group (DSG) and our Public Safety, Security, and Industrial Systems Group (PSSIG). Previously, we offered services only, and now we actively market and sell five product lines to a broader customer base. Overall, we increased revenues 22 percent, compared to fiscal 2005. Proud of these accomplishments, we believe we have built a base business we can grow to target total revenues of approximately $70 million for fiscal 2007, excluding any revenue from any potential future acquisitions. We will also continue to evaluate acquisition candidates that can help us achieve our longer term strategic objectives.”

Fourth quarter 2006 revenues were $16.9 million, up $3.7 million or 28 percent from the prior year quarter. The increase included $2.2 million in organic growth from the C4ISR business and $2.3 million contributed from acquisitions, which were partially offset by a decrease of $800,000 in engineering and program management services. Fourth quarter results reflected a full quarter of operating results for the April 2006 acquisition of Reality Based IT Services, Ltd. (RBIS).

The fourth quarter 2006 operating loss was $1.5 million, which included non-cash impairment charges of $1.3 million related to equipment, intangible assets and goodwill. This compares to fourth quarter 2005 operating income of $1.0 million, which included no such non-cash impairment charges. Fourth quarter 2006 net loss was $1.1 million, or ($0.07) per share, compared to net income of $526,000, or $0.05 per diluted share, in the prior year quarter.

Management has included information about non-GAAP net income because management believes it provides a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A reconciliation of generally accepted accounting principles (GAAP) results to non-GAAP net income results follows in this press release. Non-GAAP net income and non-GAAP net income per share are non-GAAP measures and exclude amortization of intangibles from acquisitions, non-cash share-based compensation charges and asset impairment charges, if any, all net of their related tax effect. For further information, please refer to the section of the press release titled, “Note Regarding Use of Non-GAAP Financial Measures.”

For the fourth quarter, the company reported non-GAAP net income of $212,000, or $0.01 per diluted share, compared to non-GAAP net income of $615,000, or $0.05 per diluted share, in the prior year quarter.

For the fiscal year ended June 30, 2006, revenues increased $10.1 million to $55.9 million, up 22 percent from 2005. The increase was primarily attributable to acquisitions that together contributed $8.3 million. The C4ISR business delivered organic growth of approximately $5.7 million under numerous programs in support of C4ISR initiatives such as FORCEnet Assessments and Decision Support Systems and Integrated Autonomous Network Management. These increases were partially offset by reductions in revenues of approximately $4.0 million on the same engineering and program management services discussed in the quarterly results.

Fiscal 2006 operating loss was $2.1 million, which included non-cash impairment charges of $1.3 million related to equipment, intangible assets and goodwill, compared to 2005 operating income of $2.8 million, which included no such non-cash impairment charges. Fiscal 2006 net loss was $1.7 million, or ($0.14) per share, compared to net income of $1.4 million, or $0.15 per diluted share in 2005.

Fiscal 2006 non-GAAP net income was $80,000, or $0.01 per diluted share, compared to non-GAAP net income of $1.6 million, or $0.14 per diluted share in the prior year.

The company generated positive cash flow for fiscal year 2006. At June 30, 2006, the company had a cash balance of $2.1 million and an available credit facility balance $2.1 million.

Cooke added, “Successfully executing our acquisition strategy enabled us to develop our flagship Vigilys™ software product family of situational awareness solutions. Launched in May 2006, Vigilys was developed combining technologies from two of our acquired companies and represents the aggregation of all our skills and technologies. Using open architecture, Vigilys can be sold in its entirety or in components. Additionally, with broad application potential, we are actively targeting Vigilys to all of our markets served, including Military, Public Safety and Security, and Industrial. As previously announced, in September, we secured a contract with Delaware County, Pennsylvania to deploy the Vigilys Tactical Operations System, enabling towns to share real-time information about incidents as they unfold.”

Outlook
For the fiscal first quarter 2007, management expects revenue to be approximately $16 million and a net loss of approximately $500,000. For fiscal year 2007, management expects revenue to be approximately $70 million and the company to be profitable. These projections exclude the impact from any potential future acquisitions.

2006 Corporate Highlights
•	Acquired four companies to significantly expand the technology solutions: Web Technologies, Logic Innovations, cVideo, and RBIS.
•
Grew products-based revenue from zero in fiscal 2005 to 5.5 percent of revenue in fiscal 2006 and increased PSSIG revenue from 5.3 percent of revenue in fiscal 2005 to 12.4 percent of revenue in fiscal 2006.

•	Contract backlog grew from $25 million at the end of fiscal 2005 to $34 million at the end of fiscal 2006, representing a growth rate of 36 percent.
•	Completed a private placement financing of $6.3 million that included management and directors of the company as well as new and existing institutional investors.
•	Hired SVP of sales and marketing and corporate controller.
•
Released beta-versions of Vigilys Command and Vigilys Responder Mobile, part of the new flagship family of software products. These products enable first responders to more effectively manage incident response operations and facilitate the sharing of time critical information between various responding agencies.

Conference Call
SYS management will host a conference call today, Thursday, September 28, 2006 at 11:00 a.m. ET (8:00 a.m. PT), which will be simultaneously broadcast over the Internet. Participating in the call will be Cliff Cooke, chief executive officer, and Ed Lake, chief financial officer. To participate in the live call, please dial (866) 356-4123 from the U.S. or, for international callers, please dial (617) 597-5393 passcode #80651272, approximately 15 minutes before the start time. To listen to the conference call live via the Internet, visit SYS’s web site at www.systechnologies.com. Please go to the web site 15 minutes prior to its start to register, download, and install the necessary audio software.

A telephone replay will be available for two weeks by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode #94633032. A replay will be available on SYS’s web site for two weeks.

About SYS Technologies
SYS Technologies (AMEX: SYS), is a leading provider of information connectivity solutions that capture, analyze and present real-time information to our customers in the Department of Defense, Department of Homeland Security, other government agencies and to large industrial companies.  Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, decision-support tools and Net-centric technologies, our technical experts enhance complex decision-making. We also provide solution lifecycle support with program, financial, test and logistical services and training.  Founded in 1966, SYS Technologies is headquartered in San Diego and has principal offices in California, Virginia and Maryland. For additional information, visit www.systechnologies.com

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including non-GAAP net income and non-GAAP net income per share, may be considered non-GAAP financial measures. SYS believes this information is useful to investors because it provides a basis for measuring SYS’s available capital resources, the operating performance of SYS’s business and SYS’s cash flow, excluding the effects of non-cash charges for amortization expense related to acquisitions, impairment losses on long-lived assets, one time tax benefits and non-cash stock compensation expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. SYS’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating SYS’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by SYS may not be comparable to similarly titled amounts reported by other companies. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables that accompany this press release.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements.  Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.  Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets  and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filings, including its Form 10-KSB filed on September 28, 2005, Form S-3 filed on April 12, 2006, Form 10-Q filed on May 19, 2006,  and Form S-3/A filed on May 26, 2006.

SYS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP (1)
(ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended		Twelve months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Revenues	$16,931	$13,256	$55,861	$45,769
Operating costs and expenses:
Cost of revenues	13,762	10,557	45,465	37,418
Selling, general and administrative expenses	2,254	1,354	7,613	4,866
Product development expenses	326	300	1,024	500
Research and development expenses	859	82	2,554	191
Impairment charges	1,267	--	1,267	--
Total operating costs and expenses	18,468	12,293	57,923	42,975

Income (loss) from operations	(1,537)	963	(2,062)	2,794

Other (income) expense:
Other income	(39)	(21)	(132)	(40)
Interest expense	188	108	501	474
Total other (income) expense	149	87	369	434

Income (loss) before income taxes	(1,686)	876	(2,431)	2,360

Income tax (benefit) provision	(607)	350	(688)	953

Net income (loss)	$(1,079)	$526	$(1,743)	$1,407

Basic net income (loss) per share	$(0.07)	$0.06	$(0.14)	$0.16

Diluted net income (loss) per share	$(0.07)	$0.05	$(0.14)	$0.15

(1) Generally Accepted Accounting Principles

SYS AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP NET INCOME (LOSS)
(ALL AMOUNTS IN THOUSANDS)

	Three months ended		Twelve months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

GAAP net income (loss)	$(1,079)	$526	$(1,743)	$1,407

Amortization expense	304	98	747	269
Share-based compensation expense	118	51	528	51
Impairment charges	1,267	--	1,267	--
Provision for income tax	(398)	(60)	(719)	(129)

Non-GAAP net income (loss)	$212	$615	$80	$1,598

SYS AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA
(ALL AMOUNTS IN THOUSANDS)

	June 30, 2006	June 30, 2005
Cash	$2,106	$3,485

Accounts receivable, net	13,966	10,992

Convertible notes payable	5,197	3,116

Stockholders’ equity	27,507	15,404